Exhibit (a)(1)(A)

NATURAL HEALTH TRENDS CORP.
OFFER TO EXCHANGE
RESTRICTED STOCK
FOR
CERTAIN OUTSTANDING STOCK OPTIONS

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE
AT 9:00 P.M., U.S. CENTRAL TIME, ON JUNE 25, 2007, UNLESS WE EXTEND THE OFFER.

This document constitutes part of the Section 10(a) Prospectus
Relating to the Natural Health Trends Corp. 2007 Equity Incentive Plan
The Date of this Offer is May 25, 2007
     Natural Health Trends Corp. (“NHTC,” the “Company,” “we,” “us” or “our”) is offering eligible employees the opportunity to exchange, on a grant-by-grant basis, their outstanding eligible stock options for shares of restricted stock that we will grant under our 2007 Equity Incentive Plan (the “2007 Plan”). Eligible employees participating in the offer will receive shares of restricted stock subject to vesting. In this offer to exchange, we sometimes refer to shares of restricted stock as “restricted stock rights.”
     You are eligible to participate in the offer if you are an employee of NHTC or one of our subsidiaries on the date of this offer and have neither ceased to be an employee nor have submitted or received a notice of termination of employment prior to the expiration of this offer. Unless extended, this offer will expire at 9:00 p.m., U.S. Central Time, on June 25, 2007.
     Options eligible for exchange in this offer are outstanding options granted under our 2002 Stock Option Plan that have an exercise price per share that is more than a “threshold price,” which is the greater of U.S. $9.00 and the closing sale price of our common stock reported on the Nasdaq Global Market on the date this offer expires.
     For the purposes of this offer, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. You may tender for exchange any one or more of your eligible options or none at all. However, if you choose to tender an eligible option, you must tender the entire outstanding, unexercised portion of that option. We will not accept partial tenders of options.
     The number of restricted stock rights to be granted in exchange for each eligible option surrendered in this offer will be determined based upon an exchange ratio. We have established an individual exchange ratio for each eligible option, depending on its exercise price and remaining contractual term. Separate from this offer to exchange, you will receive an Individual Statement of Options. Your statement identifies each of the options you currently hold which has an exercise price greater than U.S. $9.00 and the exchange ratio that will apply to the option if it meets the requirements for eligibility on the date the offer expires. An exchange ratio represents the number of shares subject to an eligible option that will be canceled, should you choose to tender that option in this offer, for each one restricted stock right that would be granted to you. Any fractional unit will be rounded to the nearest whole number. Your statement indicates for each of the options listed the number of restricted stock rights you will receive if the option is exchanged.
     Each share of restricted stock granted pursuant to this offer is a share of our common stock that is issued to you on the date the award is granted, subject to vesting through your continued employment for a specified period. Until shares of restricted stock have vested, they remain subject to forfeiture if your employment terminates and subject to restrictions on transfer. If and when the shares vest, they will be free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, Company securities trading policies and any other legal requirements. All restricted stock rights will be subject to the terms of the 2007 Plan and an award agreement between you and NHTC.
     Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, you will not receive restricted stock rights, and your outstanding options will remain outstanding according to their existing terms and conditions.
     If you want to exchange any of your eligible options, before our offer expires you must complete, sign and date the form of Letter of Transmittal that we have provided to you and deliver the Letter of Transmittal to us according to the instructions contained in the Letter of Transmittal.
To inform yourself about our offer, you should:
•	read this whole document, the Letter of Transmittal, Form of Notice of Withdrawal, Tax Payment Election Form, the 2007 Plan and the Form of Restricted Stock Agreement because they contain important information;

•	review your Individual Statement of Options;

•	consider the questions and answers in the Summary Term Sheet which starts on page 5; and

•	call Gary C. Wallace at (972) 241-4080 or send an e-mail to gary.wallace@nhtglobal.com if you have questions about our offer or need another copy of this document or any of the other documents listed above.
     We are making this offer upon the terms and conditions described in this offer to exchange, the Letter of Transmittal, Form of Notice of Withdrawal, Tax Payment Election Form, Individual Statement of Options and the offer is not conditioned on any minimum number of options being exchanged. Our offer is, however, subject to conditions that we describe in Section 7 of Part III of this document.
     Shares of our common stock are quoted on the Nasdaq Global Market under the symbol “BHIP.” On May 24, 2007, the closing price of one share of common stock on the Nasdaq Global Market was $3.14. We recommend that you get current market prices for our common shares before deciding whether to exchange your eligible options.
IMPORTANT NOTICE
     Although the Compensation Committee of our Board of Directors has approved this offer, neither we nor the Compensation Committee nor our Board of Directors makes any recommendation to you as to whether or not you should tender your eligible options for exchange. Also, NHTC has not authorized any person to make any recommendation on its behalf as to whether or not you should accept this offer.
     You must make your own decision as to whether or not to exchange your eligible options. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 18 of Part III of this document, any official question and answer session organized by our President, Chris Sharng, or our Worldwide President of NHT Global, Curtis Broome, or any other authorized communications from NHTC made generally available to eligible employees. No other representations or information have been authorized by NHTC. You are strongly encouraged to consult with your advisors, including your tax advisor, before making any decisions regarding the offer.
     The restricted stock rights we are offering may end up being worth less than your existing options. In evaluating this offer, you should keep in mind that the future performance of NHTC and its stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our business and the other risks and uncertainties set forth in our filings with the Securities and Exchange Commission. In particular, we recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 9, 2007, February 26, 2007, March 6, 2007, March 19, 2007, March 28, 2007, April 17, 2007, April 26, 2007, May 9, 2007, May 11, 2007, and May 16, 2007, all of which are available at the Securities and Exchange Commission web site at www.sec.gov.
     The statements in this document concerning the eligible options, the 2007 Plan and the restricted stock rights are summaries of the material terms but are not complete descriptions of the eligible options, the 2007 Plan, or the restricted stock rights awards. The 2002 Stock Option Plan and the form of option agreement under which the eligible options were granted, the 2007 Plan and the Form of Restricted Stock Agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this document is also an exhibit). See Section 18 of Part III of this document for additional information regarding the Schedule TO.
     Our offer is not being made to, and we will not accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which our making the offer or accepting any tendered options is illegal. However, we may in our sole discretion take the actions we deem necessary for us to make this offer to option holders in such jurisdiction.

I. SUMMARY TERM SHEET
     The following are answers to some questions about our offer. The answers are summaries and do not describe all of the details of the offer. You should read all of this document, the Letter of Transmittal, the Form of Notice of Withdrawal, the Tax Payment Election Form, your Individual Statement of Options, our 2007 Plan and the Form of Restricted Stock Agreement because they contain the full details of our offer and the terms of the restricted stock rights, and these details could be important to you. For many of the questions, we have included a reference to the section or sections contained in Part III of this document where you can find a more complete discussion.
     This Summary is presented in question-and-answer format. The questions and answers are grouped into the following categories:
•	How the Option Exchange Program Works

•	Background and Purpose of the Offer

•	Duration of the Offer

•	How to Elect to Participate

•	U.S. Federal Income Tax Considerations

•	How to Get More Information
     References in this document to “NHTC,” the “Company,” “we,” “us” and “our” mean Natural Health Trends Corp., and references to the time “the offer expires” mean 9:00 p.m., U.S. Central Time, on June 25, 2007, or, if we extend the offer period, any later date that we specify. References to the “offer to exchange” mean this document and its appendices. References to the “offer” or the “program” mean the option exchange program described in the offer to exchange. References to dollars (“$”) are to United States dollars. References to “restricted stock rights” apply to shares of restricted stock.
HOW THE OPTION EXCHANGE PROGRAM WORKS
1. What is the Offer?
     Beginning on May 25, 2007, and ending at 9:00 p.m., U.S. Central Time, on June 25, 2007, unless we extend the offer, each eligible employee (described in Question 2 below) may decide to exchange eligible options (described in Question 5 below) for an award of restricted stock rights (described in Question 11 below). Your restricted stock rights award will be granted in the form of shares of restricted stock. The number of restricted stock rights an eligible employee will receive in exchange for an eligible option will be determined by the exchange ratio (described in Question 14 below) applicable to that option. Restricted stock rights will be subject to a new vesting schedule (described in Question 15 below), even if the options tendered in the exchange program are fully vested.
     Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, you will not receive restricted stock rights, and your outstanding options will remain outstanding in accordance with their current terms and conditions.
2. Am I eligible to participate?
     Only “eligible employees” may participate in this offer. Generally, you are eligible if you are an employee of NHTC or one of our subsidiaries on May 25, 2007 and remain an employee (even if on an approved leave of absence) on the date on which the tendered options are canceled and restricted stock rights are granted. If you resign or receive a notice of termination at any time before the date on which the tendered options are canceled, you are not eligible to participate in the offer. (See Section 1 of Part III.)

3. Are employees outside the United States eligible to participate?
     Generally, yes. Eligible employees include those who are residents of Hong Kong, Singapore, The Cayman Islands and Korea or employees of subsidiaries of NHTC that are located in those countries. Please be sure to read Section 15 of Part III, which briefly discusses terms of the offer specific to eligible employees outside the United States.
4. What happens if my employment terminates before tendered options are canceled?
     If you tender options for exchange under this offer, but before the tendered options are canceled your employment with NHTC or our subsidiaries terminates for any reason or you receive or submit a notice of termination, your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested. This offer does not change your status as an “at will” employee, and your employment may be terminated by us or by you at any time, including before the offer expires, for any reason, with or without cause, subject to any employment agreement you may have with NHTC (or one of our subsidiaries or a successor entity, as applicable).
5. Which options may I exchange?
     Only “eligible options” may be exchanged under this program. Eligible options are outstanding options granted under our 2002 Stock Option Plan, having an exercise price per share that is more than the “threshold price.” The threshold price is the greater of $9.00 or the closing sale price of our common stock reported on the Nasdaq Global Market on the date this offer expires. Any options that you previously tendered for exchange but which have an exercise price that is not greater than the threshold price will not be eligible for exchange and automatically will be excluded from the offer. You should review your Individual Statement of Options provided to you in connection with this offer to exchange. It lists all of your options which have an exercise price greater than $9.00 and therefore may be eligible for exchange. (See Section 2 of Part III.)
6. If I participate, what will happen to my current options?
     Eligible options you elect to exchange under this program will be canceled promptly following the expiration of this offer, and you will no longer have those options available for exercise. Any options you do not tender for exchange will not be canceled and will remain outstanding at their existing exercise prices and under their existing terms. (See Section 6 and Section 12 of Part III.)
7. I have more than one eligible option. Do I have to exchange all of them in order to participate?
     No. You may exchange one or more of your eligible options or none at all. However, if you choose to tender an eligible option for exchange, you must tender the entire outstanding, unexercised portion of that option. For the purposes of this offer, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. We will not accept partial tenders of options. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option, we will reject your tender of that particular option in its entirety. Any such rejection will not affect any other eligible option that you properly tender. (See Section 2 of Part III.)
8. May I tender unvested options?
     Yes. Your eligible options do not need to be vested in order for you to participate in the offer. However, if you choose to tender a particular outstanding eligible option, you must tender the entire eligible option, both the vested and unvested portions.

9. May I tender an option that I have already exercised in full?
     No. The offer pertains only to outstanding options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for this offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.
10. What is a stock option?
     A stock option is the right to purchase shares of stock at a specified price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase or “exercise” price is the market price of a share of our common stock on the date the option is granted. Due to subsequent fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to, or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an “in-the-money” option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price and then sell the purchased stock for the higher prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” option) generally would not exercise the stock option. The options eligible for exchange under this program currently are, and have for some time been, “out-of-the-money.”
11. What are “restricted stock rights?”
     In this offer to exchange, we sometimes refer to shares of restricted stock as “restricted stock rights.” Shares of restricted stock granted pursuant to this offer are shares of NHTC common stock that will be issued on the date the awards are granted to employees participating in the offer. Restricted stock rights will be subject to vesting based on continued employment for a specified period. Until shares of restricted stock have vested, they remain subject to forfeiture upon termination of employment and restrictions on transfer. If and when the shares vest, they will no longer be “restricted,” and you will be free to hold, transfer or sell them, subject to required tax withholding and compliance with applicable securities laws, Company securities trading policies and any other legal requirements. (See Section 9 of Part III.)
     Generally, if you participate in the exchange offer, you will forfeit restricted stock rights to the extent unvested if you cease to be employed by us, and you may not transfer, pledge, or otherwise dispose of unvested restricted stock rights. The forfeiture provisions, transfer restrictions and other terms of the restricted stock rights are set forth in the 2007 Plan and the forms of award agreement included as exhibits to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this offer to exchange is also an exhibit).
12. What is the principal difference between stock options and restricted stock rights?
     The value of a stock option fluctuates based on changes in the market price of our stock to a greater degree than the value of a restricted stock right of equivalent value. Additionally, stock options have no realizable value when the market price of the underlying shares declines below the option exercise price, as it has in the case of the options eligible to participate in this offer. In contrast, restricted stock rights continue to have value even if the market price of our stock declines below its value at the time of grant. However, your eligible options, because they may be exchanged for a lesser number of restricted stock rights, may have greater value if the market price of our common stock increases significantly. On the other hand, the restricted stock rights you would receive if you choose to participate in the offer (because they require no exercise price to be paid) will have greater value if the market price of our common stock does not increase significantly, provided you remain employed by us for the applicable vesting period.

13. Do I have to pay any money to receive shares of restricted stock?
     No. You will not be required to pay any money to receive shares of restricted stock. However, you will be responsible for paying all applicable taxes in connection with the restricted stock rights and sale of shares of our common stock. (See Questions 42 through 46 below and Sections 14 and 15 of Part III.)
14. If I participate, how many restricted stock rights will I receive?
     The number of restricted stock rights that we are offering in exchange for each eligible option is determined by an exchange ratio established for that option. The exchange ratio applicable to each of your eligible options is set forth in your Individual Statement of Options. A complete schedule of exchange ratios is attached to this document as Appendix A (“Schedule of Exchange Ratios”). We will not issue any fractional restricted stock rights. Accordingly, any exchange that would result in a fractional unit under the applicable exchange ratio will be rounded (with 0.5 rounded up) to the nearest whole unit. (See Question 25 and Section 2 of Part III.)
15. When will my restricted stock rights vest?
     All restricted stock rights received in exchange for eligible options will be subject to a vesting schedule. We will grant restricted stock rights promptly following the expiration of the offer in exchange for properly tendered options. Two-twelfths (2/12) of the restricted stock rights you receive in the exchange will vest on September 15, 2007. Thereafter, an additional one-twelfth (1/12) of each award of restricted stock rights will vest on each December 15, March 15, June 15 and September 15 through March 15, 2010, subject to your continued employment with NHTC or any of its subsidiaries on each vesting date. If your employment with us terminates before all of your restricted stock rights have vested, you will forfeit any restricted stock rights that remain unvested on the date your employment terminates.
16. When and how will I receive my shares of restricted stock?
     Stock certificates will not be issued for shares of restricted stock that have not vested. Instead, shares of restricted stock will be issued and held of record in an account in the name of Natural Health Trends Corp. RSP on the records of our transfer agent. These shares will be held for the benefit of the employees to whom the restricted stock was issued until they vest. In order to receive vested shares of restricted stock, employees will be required to sign a brokerage agreement with E*TRADE Financial Corporate Services, Inc. or its designated affiliate (“E-TRADE”). As and when shares of restricted stock vest, an employee’s vested shares will be transferred in book-entry form to an account in the name of that employee at E*TRADE, where they will be held in for the benefit of that employee without forfeiture conditions or restrictions on transfer. If you elect to satisfy your income and employment tax withholding obligations that arise in connection with the vesting of your award through a share withholding procedure further described in Question 44 below, the number of shares you retain and hold in your E*TRADE account will be reduced by a number of whole shares whose value is equal to or less than the amount of the tax withholding obligation. (See Question 44 below and Sections 9, 14 and 15 of Part III.) An employee will be able to access information and give trading instructions regarding shares of restricted stock in that employee’s E*TRADE account by, among other things, logging onto a designated site on the Internet.
     Notwithstanding the foregoing, the Company reserves the right to issue certificates evidencing vested shares of restricted stock in lieu of transferring shares in book entry form to your E*TRADE account.
17. What is the source of the common stock that will be issued under my restricted stock rights award?
     The restricted stock will be issued under the 2007 Plan, and will be drawn from the pool of the Company’s common stock currently authorized for issuance under the 2007 Plan. All options exchanged in this offer, which were granted under the 2002 Stock Option Plan, will be permanently cancelled and will not be available for re-grant under that Plan.

18. What happens if my employment terminates before all of my restricted stock rights vest?
     You will forfeit any restricted stock rights that are not vested on the day you stop being an employee for any reason. Any vested shares you hold under a restricted stock award while you are a NHTC employee are yours to keep even after you leave NHTC.
     If you intend to retire or quit before the restricted stock rights vest in full, you should carefully consider whether or not to participate in the offer. Your eligible options may be fully or partially vested. If you do not exchange them, you may be able to exercise your currently vested options for a period of time after your employment ends (as specified in your stock option agreement). If you participate in the offer, the options you elect to exchange will be canceled and you will forfeit any restricted stock rights that have not vested at the time your employment ends. (See Section 9 of Part III).
19. If I participate, when will I receive my award agreement?
     Restricted stock rights awards will be granted promptly following expiration of the offer in exchange for all properly tendered options that we accept for cancellation and exchange. We expect to provide you with a restricted stock agreement as soon as practicable following the grant date. You will not receive shares of common stock until your award vests. (See Question 15.)
20. What happens once I return my executed award agreement?
     Shortly after we receive your executed award agreement, we will notify E*TRADE of the number of restricted stock rights you have been awarded. Once you have signed and submitted a brokerage agreement to E*TRADE, you will be able to view your awards and monitor your vesting dates through E*TRADE.
21. Will my restricted stock rights ever expire?
     Unlike stock options, restricted stock rights do not expire. Instead, if you are still an employee of NHTC or one of our subsidiaries on each of your quarterly vesting dates and you received shares of restricted stock in this offer, a portion of your shares will become vested on each quarterly vesting date. See also the answers to Questions 15, 16 and 18.
22. What happens if NHTC is acquired by another company?
     If we are acquired by another company before the offer expires, you may withdraw your tendered options and have all of the rights under your options. Further, if we are acquired prior to the offer expiration date, we reserve the right to withdraw the offer, in which case your options will remain outstanding subject to their terms.
     If you are holding unvested shares of restricted stock and we are acquired by another company, your restricted stock will become fully vested and your shares will be treated in the same manner as all other shares of NHTC common stock outstanding at the time of the merger or acquisition transaction.
23. Are there risks that I should consider in deciding whether to exchange my options?
     Yes. Exchanging your eligible options does have some risks. You should carefully review the discussion of certain of these risks in Part II of this document (“Certain Risks of Participating in the Offer”).
24. What happens if NHTC’s stock price increases during the offer?
     If our stock price increases during the offer, you may want to exercise some of your eligible options or even decide not to participate in the offer. If you want to exercise some of your eligible options and still participate in the offer, you can do so by exercising them before you make an election to participate. Once you have submitted an election, you cannot exercise eligible options with respect to which an election to exchange has been made unless you first withdraw your election. If you withdraw and then exercise some of your eligible options and want to exchange the rest, you can do so by again following the procedures in Section 4 of Part III.
25. Why should I consider participating in the offer?
     If you participate in the offer, you will surrender eligible options for more shares than the number of restricted stock rights you will receive, based on an exchange ratio set on the date that this offer commenced, as described in the answer to Question 14 and Section 2 of Part III.
     The exchange ratio for each eligible option was approved by the Compensation Committee of our Board of Directors based on a number of factors and reflects the Black-Scholes valuation of your eligible option compared to the restricted stock. Black-Scholes is a valuation method which takes into account a number of factors in valuing stock options, including our stock price and its volatility, the exercise price of your option, a risk-free interest rate and the expected remaining term of your option.
     The aggregate Black-Scholes value (determined as of the commencement of the offer) of the eligible options is roughly comparable to the aggregate market value (determined as of the commencement of the offer) of the corresponding restricted stock rights that you will receive if you participate in this offer. However, the eligible options that you hold might never be “in-the-money” (see Question 10) and, therefore, may never have any realizable value to you. On the other hand, you should recognize that, while the restricted stock rights have a greater likelihood of having value when (and if) you sell the underlying stock, you will not vest in all of the restricted stock rights if your employment terminates before March 15, 2010.
     Some examples may assist you:
•	If you have an eligible option for 10,000 shares at an exercise price of $10.50 per share, with a remaining contractual term of approximately five years, and the applicable exchange ratio is two (2) option shares for each one (1) restricted stock right, you could elect to surrender this option and receive 5,000 restricted stock rights. Even if this option were fully vested at the time of the exchange, your restricted stock rights would vest in quarterly installments over a period of three (3) years ending March 15, 2010. At the time that a restricted stock right vests, if the market price per share of our common stock were, for example, $4.00, you could sell the vested portion of your award shares for that price. At each subsequent quarterly vesting date, assuming that the market price of our shares remains $4.00, you could sell the vested portion of your shares at that price at that time.

•	If you chose to retain your option rather than exchange it for restricted stock rights under this scenario, you would not have been able to exercise the option for any value because, at an exercise price of $10.50, it would have remained “out-of-the-money.” It is possible that the price of our common stock will never rise above $10.50 during the life of the option. If that happens, you will not be able to exercise and sell the underlying shares at a profit. However, if the market price per share of our common stock rose to $30, your unexercised option would be worth $195,000. Assuming the same facts, if you exchanged this option for restricted stock rights at the offered two-to-one exchange ratio, and have not previously sold the award shares, they would be worth only $150,000 (i.e., 5,000 shares × $30) at that time.
     The foregoing examples assume that, if you are an employee of the Company, you remain employed by the Company through the applicable vesting dates. In addition, none of the foregoing takes into account the tax effects of any of the transactions, which are described in Questions 42-46.
     Again, you should keep in mind that, if you choose to participate in this offer and receive restricted stock rights, you will be exchanging stock options that are already vested either in full or in part for restricted stock rights that will be unvested at grant and will not vest in full until March 15, 2010. (See Question 15.)

     To illustrate the significance of vesting of restricted stock rights, consider the first example above in which the price of our common stock rose to $4.00 per share and remained at that price throughout the remaining vesting period. As explained above, the restricted stock rights award would yield more than the stock options, because the options, with an exercise price of $10.50 per share, would remain out-of-the-money for the entire period, while the shares underlying the restricted stock rights award could be sold for a total of $20,000 (i.e., 5,000 shares × $4.00). However, now assume that the stock price rises to $25 per share before all of your restricted stock rights become vested, and then declines to $8 per share when the remainder of rights becomes vested. Under those assumptions, you would have lost the opportunity to realize $14.50 per share (i.e., $25.00 — $10.50) for 10,000 shares, or $145,000 (assuming you exercised and sold the shares for $25), in exchange for 5,000 restricted stock rights worth only $40,000 on the day that all of the rights became vested. Moreover, if your employment with the Company terminates prior to the time your restricted stock rights vests in full, you will not realize any value from the unvested portion of the award, which you will forfeit.
     In evaluating this offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our business and the risks and uncertainties set forth in our filings with the Securities and Exchange Commission. We recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which has been filed with the Securities and Exchange Commission and is available at www.sec.gov, as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO (to which this document is also an exhibit).
26. Are there conditions to the offer?
     Yes. The offer is subject to a number of conditions that are described in Section 7 of Part III. The offer is not conditioned on a minimum number of options being tendered for exchange or upon a minimum number of option holders accepting the offer. Participation in the offer is completely voluntary.
BACKGROUND AND PURPOSE OF THE OFFER
27. Why is NHTC making this offer?
     As a result of a general decline in our stock price over the last several years, a considerable number of our outstanding options have exercise prices substantially higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended. In addition, because many of the eligible options have been out-of-the-money for extended periods of time, they have remained outstanding and have added to an increase in the “overhang” of options outstanding in relation to the aggregate number of shares of our common stock outstanding. The purpose of this offer is to promote the interests of our stockholders by (i) enhancing our ability to motivate and retain valued employees and (ii) reducing our “overhang” of outstanding awards by exchanging eligible options under an exchange ratio for a lesser number of restricted stock rights. (See Section 3 of Part III.)
28. Why did NHTC choose to offer this exchange for restricted stock rights rather than repricing eligible options or granting new options?
     The Compensation Committee of our Board of Directors considered a proposal made by management to address the issues of the significant number of out-of-the-money options and stock option overhang. The Company also retained a compensation consulting firm to provide it with independent advice in this regard. Ultimately, the Compensation Committee determined that our employees could benefit from the opportunity to choose between what we believe is the more certain benefit associated with restricted stock rights and the potentially more valuable, though less certain, benefit they may realize by retaining their stock options. Additionally, by exchanging stock options according to the terms of this offer, we will reduce the number of shares of stock subject to equity awards, thereby reducing potential dilution to our stockholders. (See Section 3 of Part III.)

29. How did NHTC determine what we would receive in exchange for our options?
     The Compensation Committee of our Board of Directors considered the potential benefits of the proposal made by management , as well as their related costs to NHTC, and determined that the approach reflected in this offer could provide value and incentives in a manner that would further the interests of our stockholders. We realize that many would like an even more favorable program for employees, but we believe that this would be inconsistent with one of the principal goals of our equity compensation programs, which is to align the interests of our employees with those of our stockholders. Similar to our option holders, many of our stockholders have suffered significant declines in the value of their stock in NHTC, and there is no way to compensate them for their losses other than through increasing our stock price. We believe this program provides our employees with incentives to accomplish this objective while keeping the cost to NHTC at an acceptable level.
30. Will there be additional equity grants in the future?
     The Compensation Committee of our Board of Directors periodically evaluates our compensation programs. At this time, the Committee believes that equity compensation forms an important component of our compensation programs. Future equity awards to eligible employees will be evaluated periodically, subject to the discretion of the Compensation Committee.
31. Is it likely that a similar offer to this one will be made in the future?
     While our Compensation Committee evaluates NHTC’s compensation programs periodically, it has no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your eligible options in accordance with the terms of this offer (including deadlines stated in this offer to exchange), you will not have another similar opportunity.
32. Does the Compensation Committee or our Board of Directors have a recommendation about this offer?
     Neither we, nor the Compensation Committee nor our Board of Directors is making a recommendation about this offer. Although the Compensation Committee approved this exchange offer, they recognize that the decision to accept or reject this offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You are strongly encouraged to consult with your personal advisors if you have questions about your financial or tax situation. None of the Company, the Compensation Committee or our Board of Directors is making a recommendation to employees as to whether or not to accept this exchange offer.
33. Is there any information regarding NHTC that I should be aware of?
     Yes. Your decision of whether to accept or reject this offer should take into account the factors described in, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, as well as the other information set forth in our Current Reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2007. In addition, before making your decision to tender your eligible options, you should carefully review the information about NHTC discussed in Part II (“Certain Risks of Participating in the Offer”) and in Section 10 of Part III of this document. This information includes an update on recent events affecting our business and explains where you can find additional information about us.
34. What are the accounting consequences to NHTC of making this exchange offer?
     In connection with the issuance of restricted stock rights in exchange for tendered options that we accept for cancellation, we may be required to recognize incremental compensation cost for the excess of the value of the restricted stock rights over the value of the tendered options on the cancellation date. Such incremental compensation cost will be recognized over the vesting period as the restricted stock rights vest. Because of the exchange ratio (See Section 2 of Part III), we believe the incremental compensation cost, if any, will be minimal.
DURATION OF THE OFFER
35. How long will this offer remain open? Can the offer be extended, and if so, how will I know if it is extended?
     This offer begins on May 25, 2007 and is scheduled to expire on June 25, 2007, at 9:00 p.m., U.S. Central Time. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this offer at any time. If we extend this offer, we will publicly announce the extension no later than 6:00 a.m., U.S. Central Time, on the next business day after the last previously scheduled or announced expiration date. (See Section 16 of Part III.)
36. If the offer is extended, how will the extension affect the date on which restricted stock rights will be granted?
     If we extend the offer and you elect to participate in it, you must properly tender any eligible option you wish to exchange before the expiration of the extended offer period. Your properly tendered eligible options will be accepted and canceled, and your award of restricted stock rights will be granted, promptly following the extended expiration date.
HOW TO ELECT TO PARTICIPATE
37. What do I need to do to participate in the offer?
     You will be required to timely submit your election to participate in the exchange offer by completing, signing and dating the Letter of Transmittal you will receive in connection with this offer to exchange and delivering it to us according to the instructions contained in the Letter of Transmittal (you may request an additional copy of the Letter of Transmittal using the contact information in Section 4 of Part III). Your election to exchange will be effective only after you have properly submitted a Letter of Transmittal before the offer expires. (See Section 4 of Part III.)
38. Do I have to return the Letter of Transmittal or any other document if I do not want to exchange my options?
     No. You do not have to return any documents to us if you do not wish to exchange your eligible options in this offer. If you do not return the Letter of Transmittal, you will not participate in the option exchange program. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer.
39. If I elect to exchange my options by submitting an election to participate, can I change my mind?
     Yes. If you decide to participate in the offer and then decide to withdraw or change all or some of the elections you submitted, you may do so at any time before the offer expires. You may withdraw your elections by submitting to us the Notice of Withdrawal you will receive in connection with this offer to exchange (you may request an additional copy of the Notice of Withdrawal using the contact information in Section 4 of Part III). If you then decide to make a new election, you must request and submit a new Letter of Transmittal to do so. Your election to withdraw must be received before the offer expires. If we have not accepted your tendered options by June 25, 2007, you will also have the right to withdraw your tendered options after that date and until we accept your tendered options. (See Section 5 of Part III.)
     Keep in mind that any options you may have tendered for exchange that do not have an exercise price that is greater than the threshold price will be ineligible to participate and automatically excluded from the offer.

Therefore, you would not need to submit a Notice of Withdrawal to withdraw any such options from the offer. (See Question 5 and Section 2 of Part III for a description of the “threshold price”.)
40. Will NHTC accept all options tendered for exchange?
     We will accept all options that are properly tendered for exchange unless the offer is terminated. If we terminate the offer without accepting options for exchange, we will communicate this to you by 9:00 p.m., U.S. Central Time on the first business day after the offer expires (i.e., if the expiration date is June 25, 2007, this communication will be no later than June 26, 2007). The communication may be made orally, by written or electronic notice or by public announcement. (See Sections 6 and 16 of Part III.)
41. What happens to my options if I do not accept this offer or if my options are not accepted for exchange?
     Nothing. If you do not elect to participate in the offer, or if we do not accept options that are tendered for exchange, you will keep all your current options, and you will not receive any restricted stock rights. The offer will not result in any changes to the terms of your current options. (See Section 4 of Part III.)
U.S. FEDERAL INCOME TAX CONSIDERATIONS
42. Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the offer?
     We believe that our employees who are subject to U.S. income taxation will incur no immediate U.S. federal income tax consequences as a result of either electing to retain their eligible options or electing to exchange their eligible options for shares of restricted stock. However, see the response to Question 43 for the U.S. federal income tax consequences of your restricted stock award.
43. What are the U.S. federal income tax consequences of my restricted stock award?
     Employees subject to U.S. income taxation will generally recognize no taxable income upon the receipt of shares of restricted stock (i.e., shares that are subject to a substantial risk of forfeiture and are not transferable). You will, however, recognize ordinary income (like salary) at the time the shares vest in an amount equal to the fair market value of those shares on the date of vesting, unless you file an election under Section 83(b) of the Internal Revenue Code no later than 30 days after the date on which the shares are acquired. A U.S. employee who properly files a Section 83(b) election will recognize ordinary income in an amount equal to the fair market value of the shares determined on the date on which they are acquired rather than on the date on which they vest. We will determine the fair market value of the shares based on the closing price of our common stock as reported on the Nasdaq Global Market on the applicable date. The ordinary income resulting from the vesting of shares of restricted stock (or acquisition of the shares of restricted stock if a Section 83(b) election is properly filed) will be reflected in the Form W-2 reported to the Internal Revenue Service for the year of the vesting or acquisition of the shares, as the case may be. At the time that you recognize ordinary income, you will have an income and employment withholding tax obligation with respect to that income, much like the obligation that arises when we pay you salary. (See Question 44 and Section 14 of Part III.)
     The decision to make a Section 83(b) election is a highly technical one and should include, among other considerations, the availability to you of cash sufficient to cover the tax withholding obligation before the date on which the shares will vest and you will be permitted to sell them, your assessment of the potential future market value changes in our common stock, and the risk that events might prevent your continued employment with NHTC and corresponding vesting of your shares. In that event, you would have paid tax on shares that are forfeited, and you would not be entitled to a refund of, or an offsetting deduction for, the taxes you paid. You are urged to consult with your personal financial and tax advisors before making a Section 83(b) election. If you decide to make a Section 83(b) election, you must do so through an appropriate filing with the U.S. Internal Revenue Service no later than 30 days after the date of grant of your restricted stock award.

     Upon a U.S. employee’s sale of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on their vesting date (or on their grant date if the employee properly filed a Section 83(b) election), will be taxed as a capital gain or loss. Such gain or loss will be long-term if the employee held the shares for more than one year following their vesting date (or their grant date if the employee properly filed a Section 83(b) election).
44. How will U.S. income and employment tax withholding be handled?
     For our employees who are subject to U.S. income taxation, as your shares of restricted stock vest over time (or on the date of grant if you file a Section 83(b) election as described in answer to Question 44), you will be required to recognize taxable income. This means that we will have an obligation to withhold income and employment taxes, much like the obligation that arises when we pay you a salary. Until you have satisfied these tax withholding requirements, we will have no obligation to release shares to you.
     We are offering you two alternatives (unless you file a Section 83(b) election) to satisfy your income and employment tax obligations. The alternatives are as follows:
•	You may elect to sell a portion of your vested shares on each quarterly vesting date in an amount at least sufficient to provide for the required minimum income and employment withholding taxes. If you make this election, E*TRADE will automatically sell on the vesting date (or on the next business day if the vesting date is not a day on which the markets are open for trading) the required number of shares and withhold from the sale proceeds, net of sale commissions and fees, the required minimum income and employment withholding taxes and remit them directly to us.

•	You may elect to pay us, on or before the third business day following each quarterly vesting date (unless we notify you prior to the vesting date in question that you must deliver your check on an earlier date), the required minimum income and employment withholding taxes by delivering a personal check to us. You will be prevented from transferring or selling the vested shares in your E*TRADE account until we have received your check. However, if you have elected to pay withholding taxes by check but fail to deliver your check in the correct amount on or before the required date, we will be authorized to instruct E*TRADE to sell on your behalf a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation.
     You will be required to make a separate election for each restricted stock award you receive in the exchange program at the time you receive your restricted stock agreement. This election will be made by submitting to us a Tax Payment Election Form , a form of which is being provided to you and which we filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this document is also an exhibit) that we filed with the Securities and Exchange Commission. Your election will apply on each vesting date throughout the vesting period of the award.
     You have previously been notified that you are permitted to trade NHTC shares only during an open trading window in accordance with our securities trading policies. If you elect to sell vested shares to satisfy your tax obligations, you will be required to establish a written trading plan that complies with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934 and our securities trading policies (unless, prior to the sale, we have in our sole discretion consented to the sale without such a plan). A written trading plan is an agreement between you and E*TRADE that directs E*TRADE to sell on each quarterly vesting date (or the next business day thereafter) a specified number of shares which have vested under your restricted stock award. The number of shares specified for sale must be at least that number sufficient to provide for the required minimum income and employment withholding tax obligation arising on the vesting date. You must establish your trading plan at a time when our trading window is open and you are not otherwise in possession of material nonpublic information about NHTC or its securities. Once established, your trading plan will remain in effect until all of the tax withholding obligations in connection with your restricted stock award have been satisfied. Trading plans may not be modified or terminated except in compliance with our securities trading policies. If you elect to sell vested shares to satisfy your tax withholding obligations, you will not be permitted to change this election in order to pay the required withholding taxes by personal check. However, if, as a result of a suspension of your trading plan in compliance with our securities trading policies, shares may not be sold under the trading plan on a vesting date (or the next business day thereafter), we may withhold, in the manner described below, shares that would otherwise be released to you on the vesting date and will withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date an amount sufficient to satisfy any unsatisfied portion of your tax withholding obligation unless you pay such amount to us by personal check.
     If you choose to file a Section 83(b) election with respect to a restricted stock award, you will be required to so certify in your Tax Payment Election Form for that award. In addition, you are required by IRS regulations to submit to NHTC a copy of your Section 83(b) election filed with the IRS. At the time you file your Section 83(b) election, you will also be required to make a one-time cash payment to NHTC to cover the income and employment withholding tax due based on the fair market value on the grant date of all of the shares subject to the restricted stock award.
     In addition to the methods described above, and notwithstanding any election you may have made, we may, at our discretion, permit or require satisfaction of the tax withholding requirements by withholding from the number of shares of our common stock vesting under your restricted stock award a number of shares (rounded down to the nearest whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you.
     Regardless of which tax withholding alternative is used, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.
     If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and employment withholding tax obligation, you will authorize us to instruct E*TRADE to sell on your behalf a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation, and we will deduct the entire amount of any remaining tax obligation from your final paycheck.
45. Are there other tax consequences to which I may be subject?
     Depending on where you live, there may be additional state or local tax imposed on your restricted stock award. Residents of countries other than the United States who receive restricted stock rights in the exchange offer will be subject to the tax laws of those countries. See Section 15 of Part III (“Considerations Specific to Eligible Employees Outside of the United States”) for additional information regarding the tax consequences of this exchange offer to non-U.S. employees.
46. Will I receive stock certificates for my restricted stock awards?
     No, not initially. See Section 16 above, “When and how will I receive my shares of restricted stock?” After vested shares of restricted stock have been transferred to your E*TRADE account and all tax withholding obligations have been satisfied, you may transfer shares out of your E*TRADE account and request and receive a stock certificate or certificates for the transferred shares.
HOW TO GET MORE INFORMATION
47. Who can I talk to if I have questions about the offer?
     For additional information or assistance, you should call Gary C. Wallace at +1 (972) 241-4080 or send an e-mail to gary.wallace@nhtglobal.com.

     In addition to these resources, we may also arrange for question and answer sessions about this exchange program. If we do so, these sessions will not be a solicitation or make any recommendations whatsoever with respect to the offer. For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this offer. You are strongly encouraged to consult your personal advisors if you have questions about your financial or tax situation. We will be providing you information about the timing and location of the question and answer session in the coming days.
II. CERTAIN RISKS OF PARTICIPATING IN THE OFFER
     Participation in the offer involves a number of potential risks, including those described below. The risks identified in this section and the risks summarized under Section 19 of Part III and described in detail under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on March 28, 2007, highlight the material risks of participating in this offer. Eligible employees should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. We strongly urge you to read the rest of this offer to exchange. In addition, we urge those employees who live and work outside of the United States to read Section 15 of Part III (“Considerations Specific to Eligible Employees Outside of the United States”), as well as the other documents listed above, and to consult with an investment and tax advisor as necessary before deciding to participate in this offer.
ECONOMIC RISKS
     The valuation methodology utilized to determine the exchange ratios is based substantially on the Black-Scholes option pricing model and does not necessarily reflect the actual value of the options.
     The offer is intended to result in the grant of restricted stock rights having a value that, on a grant-by-grant basis, is roughly comparable to the aggregate value of the eligible option surrendered in the offer for those restricted stock rights. Our valuation of the options eligible for exchange in the offer is based substantially on the Black-Scholes option pricing model using the following assumptions: (a) the option’s exercise price, (b) an assumed value of $1.80 per share of our common stock, which was the opening price per share as reported on the Nasdaq Global Market on March 6, 2007, (c) an expected volatility of our common stock price of 98%, (d) the remaining contractual life of the option, (e) a risk-free interest rate of 4.72% and (f) an expected dividend yield of zero.
     You should be aware that option valuation is not an exact science. Although the Black-Scholes model is a standard and accepted model for determining the value of options, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the ultimate value of an option.
     Moreover, even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions we used for purposes of this offer may not be the same as those used by others and, therefore, our valuation of the options and/or the final exchange ratios may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of these options.
     If our stock price increases after the date your tendered options are canceled, including if we are acquired by or merge with another company, your canceled options might have been worth more than the restricted stock rights that you receive in exchange for them.
     We cannot predict the market price of our stock. It is possible over time that options you tender for exchange would have had a greater value or lesser value than the restricted stock rights you receive under this offer.
     We may engage in transactions in the future with business partners or other companies which could significantly change our structure, ownership, organization or management or the make-up of the Compensation Committee of our Board of Directors, and which could significantly affect the price of our shares.

     In addition, if we are acquired by another company for its shares of stock, then any stock you receive in connection with your restricted stock rights would be the acquiring company’s stock (as opposed to NHTC’s stock) based on the exchange ratio in the acquisition. If we are acquired by another company solely for cash, the treatment of the restricted stock rights would be similar to a stock acquisition, however the cash you would receive in connection with your restricted stock rights would be based on the cash that you would have been able to receive if you had received the cash paid to our stockholders for the shares subject to your restricted stock rights. If we are acquired by another company whose stock is not publicly traded, then your restricted stock rights would likely be for stock that is not publicly traded and that would be difficult to sell.
     If you do not have an employment relationship with us for any reason on the date your restricted stock rights would otherwise vest, including as the result of a reduction-in-force, you will forfeit any unvested restricted stock rights.
     This means that if you quit for any reason, or we terminate your employment, with or without cause or notice, and you are not an employee on the date your restricted stock rights would vest, you will forfeit the unvested restricted stock rights and will not receive anything for the options you tendered and we canceled. This offer is not a guarantee of employment for any period. Your employment relationship with NHTC (or one of our subsidiaries or a successor entity, as applicable) may be terminated at any time by either you or us, with or without cause or notice, subject to any employment agreement you may have with NHTC (or one of our subsidiaries or a successor entity, as applicable).
     If the economic conditions in our end-markets remain stagnant or worsen, we may undertake various measures to reduce our expenses including, but not limited to, reductions-in-force of our employees. Should your employment relationship be terminated as part of any such reduction-in-force, you will not have the benefit of the canceled option or any unvested restricted stock rights.
We will not grant restricted stock rights to you if we are prohibited by applicable laws or regulations.
     Even if we accept your tendered options, we will not grant restricted stock rights to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, Securities and Exchange Commission rules, regulations or policies or Nasdaq Global Market listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting restricted stock rights.
TAX-RELATED RISKS FOR U.S. RESIDENTS
General
     When the NHTC stock granted to you under your restricted stock award vests, you will generally recognize ordinary income equal to the fair market value of the vested shares on the date of vesting. If, however, you properly make a Section 83(b) election for any of your shares of restricted stock, then you will generally recognize ordinary income equal to the fair market value of such shares on the date they are granted, even though they have not vested and remain subject to forfeiture.
     Upon a U.S. employee’s sale of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on their vesting date (or on their grant date if the employee properly filed a Section 83(b) election), will be taxed as a capital gain or loss. Such gain or loss will be long-term if the employee held the shares for more than one year following their vesting date (or their grant date if the employee properly filed a Section 83(b) election).

Tax Withholding
     In most cases, at the time the shares of restricted stock vest, you will be responsible for FICA taxes. This generally would mean that 7.65% of the fair market value of the restricted stock at the time of vesting would have to be withheld in payment of Social Security and Medicare taxes. If, during the calendar year, your other wages have exceeded the Social Security taxable wage base for that year ($97,500 for 2007), your FICA tax withholding rate will be reduced for the remainder of the year to 1.45%. In addition, you will have an income tax withholding obligation with respect to ordinary income you must recognize on the shares’ vesting date, much like the obligation that arises when we pay you your salary. You may satisfy these tax withholding obligations by one of two methods described in the response to Question 44 and in Section 14 of Part III. In addition, irrespective of your election, NHTC will be authorized under the 2007 Plan and your restricted stock agreement to withhold from the number of shares delivered to you on the vesting date that number of shares having a fair market value equal to the amount required by law to be withheld or paid with respect to your restricted stock award.
     For employees who properly make a Section 83(b) election for any shares of restricted stock that is granted to them, FICA tax and income tax withholding requirements will be determined, and must be satisfied, at the time that the Section 83(b) election is made based on the fair market value of the shares for which the election is made on the date the shares are granted, even though they are not yet vested.
     The income tax withholding may be insufficient to cover your final income tax liability with respect to the vesting of your shares (or, if you properly make a Section 83(b) election, the granting of your shares). You should consult with your tax advisor to determine whether you should make estimated tax payments for each year in which your shares vest (or, if you properly make a Section 83(b) election, the year in which your shares are granted).
     You should review Section 14 of Part III carefully for a more detailed discussion of the potential consequences of participating in this offer. We recommend that you consult with your personal tax advisor before deciding whether or not to participate in the offer with respect to the tax consequences relating to your specific circumstances.
TAX-RELATED RISKS FOR NON-U.S. RESIDENTS
     If you are an eligible employee who is not a resident of the U.S. for tax purposes and you participate in this offer, you may be liable for tax and social insurance contributions on the restricted stock rights awarded to you. Subject to any modification required to comply with local law, we expect to satisfy any tax withholding obligations that we may have with respect to our international employees by using the procedures described in the response to Question 44 and in Section 14 of Part III. In addition, you may have exchange control reporting obligations. We strongly recommend you consult with your personal tax advisor in your country about the effect on your personal tax situation if you choose to participate in the offer.
     If you are eligible for the offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance contribution consequences which may apply to you. Again, you should consult your tax advisor to discuss these consequences.
BUSINESS-RELATED RISKS
     For a description of risks related to NHTC’s business, please see the summary listing of risks set forth under Section 19 of Part III and also the detailed discussion of risks associated with our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

III. THE OFFER
Section 1. Eligibility.
     Employees are “eligible employees” if they are employees of NHTC or one of our subsidiaries on the date the offer commences and on the date on which the tendered options are canceled and restricted stock rights are granted. Employees who are on medical, maternity, paternity, worker’s compensation, military or another statutorily protected leave of absence or an approved personal leave of absence are eligible to participate in the offer. However, an employee who resigns or receives a “notice of termination” (as defined below) at any time before the date on which tendered options are canceled is not eligible to participate in the offer. For purposes of this offer, an employee will have received a “notice of termination” if the employee has received a written notice that NHTC or one of its subsidiaries intends to take the necessary steps to end the employee’s employment relationship. You are an “at-will” employee, and this exchange offer does not change that status. Your employment may be terminated by us or by you at any time, including before the exchange offer expires, for any reason, with or without cause, subject to any employment agreement you may have with NHTC (or one of our subsidiaries or a successor entity, as applicable).
     The members of our Board of Directors are ineligible to participate in this offer to exchange. However, we currently anticipate that, in the near term following the expiration of this offer to exchange, we will enter into an agreement with each such member pursuant to which the director may exchange certain of his outstanding options for shares of restricted stock on terms that are yet to be determined.
Section 2. Number of Restricted Stock Rights; Expiration Date.
     We are offering to exchange outstanding options to purchase our common stock granted under our 2002 Stock Option Plan that have an exercise price greater than a “threshold price” (“eligible options”) for restricted stock rights representing the right to receive shares of our common stock, par value $0.001 per share. The threshold price is the greater of $9.00 or the closing sale price of our common stock reported on the Nasdaq Global Market on the date this offer expires. Any options that you previously tendered for exchange but which have an exercise price that is not greater than the threshold price will not be eligible for exchange and will be automatically excluded from the offer. Our offer is subject to the terms and conditions described in this offer to exchange, the Letter of Transmittal and the Notice of Withdrawal.
     In this offer to exchange, references to “restricted stock rights” mean shares of restricted stock. Shares of restricted stock are shares of NHTC common stock that will be issued to a participant in the exchange offer promptly following the expiration of the exchange offer.
     As of May 25, 2007, options to purchase approximately 671,791 shares of our common stock were outstanding under the 2002 Stock Option Plan. Of these, options held by eligible employees to purchase approximately 499,124 shares of our common stock have exercise prices greater than $9.00 per share and are thus potentially eligible to participate in this offer. Assuming all such options remain eligible to participate in the offer following the determination of the closing sale price of our common stock on the date the offer expires and are properly tendered for exchange, we will issue approximately 197,896 restricted stock rights.
     You may tender for exchange any or all of your eligible options. However, if you choose to tender an eligible option, you must tender for exchange the entire outstanding, unexercised portion of that option. For the purposes of this offer, the term “option” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. In other words, you will not be permitted to exchange part but not all of any particular option grant. For example, if an eligible employee has received two individual option grants, both of which remain outstanding in their entirety, consisting of (a) an option to purchase 1,000 shares of common stock with an exercise price of $10.00 and (b) an option to purchase 1,000 shares of common stock with an exercise price of $15.00, that employee may choose to exchange all or none of the option to purchase 1,000 shares with an exercise price of $10.00 and all or none of the option to purchase 1,000 shares with an exercise price of $15.00. In this example, the employee may not choose to exchange less than the entire option for 1,000 shares under either grant. We will not accept partial tenders of options. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option, we will reject your tender of that particular option in its entirety. Any such rejection will not affect any other eligible option that you properly tender.
     The number of restricted stock rights you will receive in exchange for a canceled eligible option will be determined by the exchange ratio applicable to that specific option. An exchange ratio represents the number of shares subject to an eligible option that will be canceled in exchange for the grant of one restricted stock right under this exchange program. For example, an exchange ratio of “2 to 1” means that for each two (2) shares subject to an option we cancel, we will grant one (1) restricted stock right. The restricted stock rights will be granted under, and will be subject to the terms and conditions of, our 2007 Plan and an award agreement between NHTC and the eligible employee.
     Separate from the offer to exchange, you should have received an Individual Statement of Options. This statement identifies each of the options you currently hold which has an exercise price greater than $9.00 and therefore may be eligible for exchange and the exchange ratio that applies to each option. A complete schedule of exchange ratios is attached as Appendix A to this offer to exchange. If you did not receive or have misplaced your Individual Statement of Options, you may request another copy of your statement by telephoning Gary C. Wallace at +1 (972) 241-4080 or sending an e-mail to gary.wallace@nhtglobal.com.
     We will not issue any fractional restricted stock rights. Accordingly, any exchange that would result in a fractional unit will be rounded to the nearest whole number of restricted stock rights (with 0.5 rounded up). For example, if an employee elects to exchange an eligible option to purchase 1,000 shares of our common stock and the exchange ratio applicable to that option is 3 to 1 (meaning that one restricted stock right will be issued for each three (3) shares subject to the canceled option), that employee will receive a total of 333 restricted stock rights (i.e., 1,000 divided by the exchange ratio is 333.33 units, which rounded to the nearest whole number is 333 units).
     The exchange ratio was determined based on a number of factors, including the value of outstanding eligible options based on the Black-Scholes valuation methodology. The Black-Scholes option pricing model is a widely-used method for valuing stock options and uses the following factors: (i) stock price, (ii) the exercise price of the option, (iii) the expected remaining term of the option, (iv) the volatility of the stock price, (v) a risk-free interest rate, and (vi) the expected dividend yield of the stock. Some of these factors are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, the Company has used the following assumptions:
•	Stock price: the opening stock price of our common stock on March 6, 2007, or $1.80 per share.

•	Exercise price: the exercise price of the eligible option.

•	Expected remaining term of the option: the remaining contractual life of the eligible option as of March 6, 2007.

•	Volatility: 98%.

•	Risk-free interest rate: 4.72%.

•	Expected dividend yield: zero.
     In applying the Black-Scholes option pricing model to value the eligible options, the assumptions that varied from option to option were their exercise prices and remaining term, while the assumptions for our stock price, its volatility, a risk-free interest rate and expected dividend yield were common to our valuation of all eligible options. These values are similar to those that we have used in valuing our options for purposes of determining our earnings in our financial statements. We chose the assumptions used in applying the Black-Scholes option pricing model to (i) reduce the cost of the offer to us, which will be reported in our financial statements, and (ii) to reduce significantly the “overhang” of outstanding awards of our stock under our equity plans and potential dilution to our stockholders.
     The aggregate value of the restricted stock rights that you will receive if you elect to participate in the offer will be roughly comparable to the aggregate Black-Scholes value of the eligible options you surrender for exchange. The Compensation Committee of our Board of Directors approved the exchange ratios to (i) reduce the cost of the offer to us, which will be reported in our financial statements, and (ii) to reduce significantly the “overhang” of outstanding awards of our stock under our equity plans and potential dilution to our stockholders. Because option valuation is inherently speculative and imprecise, in addition to considering the relationship between the value of your options and the value of any restricted stock rights that you would receive pursuant to this offer, you also should consider the other matters discussed or referenced in this offer to exchange as part of your overall decision whether to participate in the exchange.
     This offer will expire on the expiration date. The term “expiration date” means 9:00 p.m., U.S. Central Time, on June 25, 2007 unless we, in our sole discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term “expiration date” will mean the latest time and date at which the offer expires. See Section 16 of Part III for a description of our rights to extend, delay, terminate and amend the offer.
Section 3. Purpose of the Offer.
     We are making this exchange offer for compensatory purposes and to reduce the “overhang” of outstanding stock options.
     We granted options under the 2002 Stock Option Plan to provide our employees an opportunity to acquire or increase their proprietary interest in NHTC, thereby creating a stronger incentive to expend maximum effort for our growth and success, and encouraging our employees to continue their employment with NHTC. However, in light of the decline in the market price of our common stock over the last several years, a considerable number of our employees are holding options that have exercise prices higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended. By making this offer we expect to be able to provide better performance incentives for our employees and more closely align the interests of our employees with those of our stockholders in maximizing stockholder value.
     In addition, many of the eligible options have been out-of-the-money for extended periods of time and, therefore, have remained outstanding. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding, creating a significant stock option “overhang.” Under this offer, participating employees will receive fewer restricted stock rights than the number of shares subject to options that are canceled in the exchange. Shares subject to the canceled options will be cancelled and will not become available for the future grant of awards. Therefore, the number of shares of our common stock subject to all outstanding and future equity awards will be reduced, thereby reducing our “overhang.”
     Although the Compensation Committee of our Board of Directors has approved this offer, it recognizes that the decision to accept or reject the offer is an individual one that should be based on a variety of factors. Accordingly, you are strongly encouraged to consult with your personal advisors if you have questions about your financial or tax situation. None of the Company, our Compensation Committee or our Board of Directors is making any recommendation to you as to whether you should elect to exchange your options. The restricted stock rights we are offering may end up being worth less than your existing options. You must make your own decision whether to exchange your options.

Section 4. Procedures for Tendering Options.
     Proper Tender of Options.
     To properly tender your options for exchange, you must timely submit an election to participate by, completing, signing and dating the Letter of Transmittal provided to you in connection with this offer to exchange and delivering it to us according to the instructions contained in the Letter of Transmittal. You may request an additional copy of the Letter of Transmittal using the contact information in this Section 4. The Letter of Transmittal must be delivered by via electronic delivery, facsimile, regular mail, overnight courier or hand delivery as follows:
     Via Electronic Delivery: Scan the completed and signed Letter of Transmittal and e-mail it to gary.wallace@nhtglobal.com.
     Via Facsimile: To Natural Health Trends Corp., Attn: Gary C. Wallace, facsimile number +1 (214) 451-6149.
     Via Regular Mail, Overnight Courier or Hand Delivery: To Natural Health Trends Corp., Attn: Gary C. Wallace, 2050 Diplomat Drive, Dallas, Texas 75234, USA.
     Your election to exchange will be effective only after you properly submit a Letter of Transmittal before the offer expires.
     Your proper and timely submission of an election to participate or an election to withdraw from participation will constitute a “submitted election.” To be timely, your election must be RECEIVED by us before the offer expires by delivery of a Letter of Transmittal as described above.
The method of delivery of your Letter of Transmittal is at your election and risk. Your Letter of Transmittal will be effective upon receipt. In all cases, you should allow sufficient time to ensure we receive it in time. We intend to electronically confirm our receipt of your submitted election within two (2) business days of receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.
Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.
     We will determine, in our discretion, all questions as to the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any submitted elections or any options tendered for exchange to the extent that we determine they are not properly completed or to the extent that we determine it is unlawful to accept the options for exchange. We may waive any defect or irregularity in a submitted election. No eligible options will be properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.
Your Choosing to Participate and Our Accepting Your Options Constitute an Agreement.
     If you elect to exchange your options by submitting a Letter of Transmittal in accordance with the procedures described above, you will have accepted the terms and conditions of our offer. If we accept the eligible options that you properly tender for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this offer to exchange and the Letter of Transmittal. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of this offer to exchange all properly tendered eligible options that have not been validly withdrawn.

     Effect of Exchange on Options.
     If you elect to exchange your eligible options and we accept such options for exchange, effective on our acceptance, the eligible options you tendered for exchange will be canceled and the stock option agreement(s) evidencing them will be deemed null and void. You will be required to enter into an award agreement governing the terms of your restricted stock rights award. If you do not elect to exchange your eligible options, you properly withdraw a previously submitted election or any of the options you tender for exchange are not eligible because their exercise price is not greater than the threshold price, you will not participate in the offer with respect to such options, and you will retain your options at their current exercise price(s) and subject to their current terms.
     Questions About the Offer.
     You can ask questions about this offer or request assistance, additional copies of the exchange offer documents and copies of the Letter of Transmittal by telephoning Gary C. Wallace at +1 (972) 241-4080 or sending an e-mail to gary.wallace@nhtglobal.com.
Section 5. Withdrawal Rights and Change of Election.
     You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5.
     You may withdraw your tendered options from the option exchange offer at any time before 9:00 p.m., U.S. Central Time, on June 25, 2007. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date. We expect to accept and cancel all properly tendered eligible options promptly following the expiration of the offer. However, if we have not accepted and canceled your properly tendered options by 9:00 p.m., U.S. Central Time, on July 24, 2007, you may withdraw your tendered options at any time after that date and until your tendered options have been accepted.
     If your employment with us terminates prior to the expiration of the offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination of employment, but only during the limited period for which those options remain exercisable pursuant to your stock option agreement following your termination. Similarly, any of the options you tender for exchange having an exercise price that is not greater than the threshold price will be ineligible to participate and automatically excluded from the offer. Such excluded options will remain outstanding and will be exercisable in accordance with their terms.
     Please note that, just as you may not tender only a part of an eligible option, you may also not withdraw your election with respect to only part of an eligible option. Accordingly, if you elect to withdraw a previously tendered option represented by a particular grant, you must reject this exchange offer with respect to the entire option represented by that particular grant, but you need not withdraw your tender of other eligible options represented by different grants.
     To withdraw any or all of your tendered options, you must submit to us the Notice of Withdrawal provided to you in connection with this offer to exchange. The Notice of Withdrawal must be delivered via electronic delivery, facsimile, regular mail, overnight courier or hand delivery as follows:
     Via Electronic Delivery: Scan the completed and signed Notice of Withdrawal and e-mail it to gary.wallace@nhtglobal.com.
     Via Facsimile: To Natural Health Trends Corp., Attn: Gary C. Wallace, facsimile number +1 (214) 451-6149.

     Via Regular Mail, Overnight Courier or Hand Delivery: To Natural Health Trends Corp., Attn: Gary C. Wallace, 2050 Diplomat Drive, Dallas, Texas 75234, USA.
     Your election to withdraw previously tendered options from the option exchange offer will be effective only after you properly submit a Notice of Withdrawal before the offer expires.
     If you later decide to make a new election to tender eligible options in this offer, you must request and submit a new Letter of Transmittal by following the instructions in Section 4. Please see Section 4 for the contact information you should use to request additional copies of the Letter of Transmittal or the Notice of Withdrawal. The final change to your elections that you submit to us prior to the expiration of the offer will be binding, and you will not be permitted to make any further withdrawals or elections after the offer expires.
     You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by delivering a new properly completed and executed Letter of Transmittal before the offer expires.
     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Letter of Transmittal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Letters of Transmittal. Our determinations of these matters will be final and binding.
     To be timely, your election to withdraw previously tendered options from this offer must be RECEIVED by us before the offer expires by delivery of a Notice of Withdrawal as described above.
The method of delivery of your Notice of Withdrawal is at your sole election and risk. Your Notice of Withdrawal will be effective upon receipt. In all cases, you should allow sufficient time to ensure we receive it in time. We intend to electronically confirm our receipt of your submitted election within two (2) business days of receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.
Section 6. Acceptance of Options for Exchange and Issuance of Restricted Stock Rights.
     Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we will accept for exchange all eligible options properly tendered and not validly withdrawn before the expiration of the offer. All options accepted by us pursuant to this offer will be canceled as of the date of acceptance, and you will no longer have any rights under those options. Restricted stock rights will be granted as of the date of our acceptance. If we accept and cancel options properly tendered for exchange after June 25, 2007, or if we extend the date by which we must accept and cancel options properly tendered for exchange, the time in which the restricted stock rights will be granted will be similarly delayed.
     We will not accept partial tender of an eligible option. However, you may tender the remaining portion of an eligible option that you have partially exercised.
     For purposes of the offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn when we give notice to option holders of our acceptance. We will give notice of our acceptance, which may be by e-mail, facsimile or press release, promptly following the expiration date.
     All restricted stock rights awards will be granted under our 2007 Plan and will be subject to the terms and conditions of an award agreement between you and NHTC. As promptly as practicable after the grant date, we will send you an award agreement (in the appropriate form filed as an exhibit to our Tender Offer Statement on Schedule TO but with all the blanks filled in). This agreement will be effective from and as of the grant date.

     If you are not an eligible employee of NHTC or one of our subsidiaries on the expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination and our offer will not affect the terms of your existing options.
     It is possible that, prior to the cancellation of options tendered for exchange and the grant of restricted stock rights, we might effect or enter into an agreement for a merger or other similar transaction in which we are acquired by another company. If there is a sale of all or substantially all of our assets or stock or we merge with another company before the expiration of the offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if we are acquired prior to the expiration date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact subject to all of their terms and conditions.
     If we are acquired by another company after the expiration of the offer, your unvested shares of restricted stock will become fully vested and your shares would be treated in the same manner as all other shares of our stock outstanding at the time of the merger or acquisition transaction.
Section 7. Conditions of the Offer.
     Subject to rules of the Securities and Exchange Commission and notwithstanding any other provision of the offer, we will not be required to accept for exchange any options and may terminate or amend the offer or postpone the acceptance of any options, if at any time on or after commencement of the offer and before the expiration date of the offer any of the following events shall have occurred (or shall have been determined by us to have occurred) that in our reasonable judgment makes it inadvisable to proceed with the offer or with acceptance for exchange:
•	there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of restricted stock rights in exchange for options, or otherwise relates in any manner to the offer; or that, in our reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us;

•	there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
• •	make the acceptance for exchange of, or the issuance of restricted stock rights for, some or all of the options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

• •	delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock rights for, some or all of the tendered options;

• •	materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us; or

• •	materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

•	there has occurred:
• •	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

• •	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

• •	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

• •	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

• •	any significant change in the market price of our shares of common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

• •	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

• •	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

• •	any decline in any of the Dow Jones Industrial Average, the Standard & Poor’s Index of 500 or the Nasdaq Stock Market (U.S. and Foreign) Index by an amount in excess of 10% measured from the close of business on May 25, 2007; or

• •	any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the offer;
•	a tender offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we have learned that:
• •	any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the commencement date of the offer);

• •	any person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the commencement date of the offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

• •	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities;

•	any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, has or may have a material adverse effect on us and our subsidiaries, taken as a whole.
     The conditions to the offer are for our benefit. We may assert them at our discretion prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the offer. Our failure at any time prior to the expiration date to exercise any of these rights will not be deemed a waiver of any rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.
Section 8. Price Range of Our Common Stock.
     Our common stock is currently quoted on the Nasdaq Global Market under the trading symbol “BHIP.” Prior to February 22, 2005, our common stock was quoted on the NASD over-the-counter bulletin board under the symbol “NHTC” and subsequently “NHLC.OB.” For the period prior to February 22, 2005, the following table sets forth the range of high and low bid quotations for our common stock as reported on the NASD over-the-counter bulletin board. For the period subsequent to February 22, 2005, the following table sets forth the range of high and low closing prices for our common stock as reported on the NASDAQ Global Market.

	High	Low
2005
First Quarter	$18.89	$11.00
Second Quarter	$15.00	$11.12
Third Quarter	$17.07	$12.66
Fourth Quarter	$16.00	$8.27

2006
First Quarter	$12.09	$6.35
Second Quarter	$7.45	$3.25
Third Quarter	$3.99	$2.35
Fourth Quarter	$2.75	$1.26

2007
First Quarter	$2.41	$1.52
Second Quarter (through May 24, 2007)	$3.44	$1.75
     On May 24, 2007, the closing price per share of our common stock as reported by the Nasdaq Global Market was $3.14.
     Our stock price has been, and in the future may be, highly volatile. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies similar to us, and that have often been unrelated or disproportionate to the operating performance of these companies.
     We recommend that you obtain the current market price of our common stock before deciding whether to elect to exchange your options.

Section 9. Source and Amount of Consideration; Terms of Restricted Stock Rights.
     Consideration.
     The number of restricted stock rights to be granted in exchange for each eligible option will be determined based upon an exchange ratio applicable to that option. Each eligible employee will receive an Individual Statement of Options identifying the options held by the employee which have exercise prices greater than $9.00 and therefore may be eligible for exchange and the specific exchange ratio that will apply to each such option.
     We will not issue any fractional restricted stock rights. Accordingly, any exchange that would result in a fractional right under the applicable exchange ratio will be rounded to the nearest whole number of restricted stock rights (with 0.5 rounded up).
     As of May 25, 2007, options granted under our 2002 Stock Option Plan were issued and outstanding to purchase an aggregate of approximately 671,791 shares of NHTC common stock, of which options held by eligible employees having exercise prices greater than $9.00 per share and thus potentially eligible for exchange in this offer were outstanding to purchase approximately 499,124 shares of our common stock at a weighted average exercise price of approximately $15.20 per share. The number of shares subject to options held by eligible employees having exercise prices greater than $9.00 per share equal approximately 6% of the total number of shares of our common stock issued and outstanding as of May 25, 2007. If we receive and accept for exchange all such outstanding options having exercise prices greater than $9.00 per share, we will issue approximately 197,896 restricted stock rights, representing a number of shares equal to approximately 2% of the total number of shares of our common stock issued and outstanding as of May 25, 2007. The shares subject to canceled stock options will not be available for future issuance under our 2002 Stock Option Plan or our 2007 Plan. The new restricted stock rights will be issued under our 2007 Plan.
     Terms of the Restricted Stock Rights.
     For each restricted stock rights award granted in the offer, we and the participant will enter into a restricted stock agreement. As promptly as practicable after the grant date, we will send you a completed award agreement. The terms and conditions of the restricted stock rights awards will vary from the terms and conditions of the options tendered for exchange. You must sign and return the award agreement to be entitled to your restricted stock rights award. This agreement will be effective from and as of the grant date. The following description of the restricted stock rights awards to be granted under the 2007 Plan is a summary of the material terms of these awards.
     Important Note: The description below of the 2007 Plan and the restricted stock rights awards to be granted in this offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2007 Plan and the applicable form of agreement evidencing the restricted stock rights award. These documents have been included as exhibits to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this document is also an exhibit).
     In addition, please note that if you work outside the U.S., your award agreement contains provisions regarding data privacy, responsibility for taxes, and an acknowledgment and waiver with respect to the nature of the offer.
• General. The 2007 Plan was adopted by the Compensation Committee of our Board of Directors on August 18, 2006, and was later adopted by our Board of Directors at large. The 2002 Stock Option Plan terminated when our stockholders approved the 2007 Plan on November 17, 2006. The 2007 Plan permits the Compensation Committee of our Board of Directors to grant a variety of equity-based awards, including the restricted stock rights to be granted in this offer to exchange.

• Purpose. The purpose of the 2007 Plan is to advance the interests of NHTC and its stockholders by providing an incentive to attract, retain and reward persons performing services for NHTC and by motivating them to contribute to our growth and profitability.
• Administration. The 2007 Plan is administered by the Compensation Committee of our Board of Directors. Subject to the provisions of the 2007 Plan, the Committee selects the individuals eligible to be granted awards under the 2007 Plan, the types of awards granted, the time(s) at which awards may be granted, the number of shares, units or rights subject to each award and all of the terms and conditions of each award. The Committee has the authority to interpret the 2007 Plan and to make all other determinations relating to the 2007 Plan.
• Nature of Restricted Stock. Each restricted stock award consists of shares of NHTC common stock that are issued to the participant at the time the award is granted. The 2007 Plan permits, and the applicable award agreement will provide, that we may issue shares to a participant by delivering evidence of book entry shares credited to the participant’s account. Between the date on which a restricted stock award is granted and the date on which shares subject to the award vest, the value of the award will fluctuate based on the market price of our common stock, although you will have no right to sell or otherwise transfer such shares until they have vested. No monetary payment (other than applicable tax withholding, if any) will be required as a condition of being granted shares of restricted stock.
• Vesting. All restricted stock rights received in exchange for eligible options will be subject to a vesting schedule commencing on the date on which the restricted stock rights are granted. We will grant restricted stock rights awards promptly following the expiration of the offer in exchange for properly tendered options. Two-twelfths (2/12) of all restricted stock rights issued in the offer will vest on September 15, 2007, and an additional one-twelfth (1/12) of all restricted stock rights issued in the offer will vest on each subsequent December 15, March 15, June 15 and September 15, subject to your continued employment with NHTC or any of its subsidiaries. All restricted stock rights will be fully vested on March 15, 2010.
•	Delivery of Common Shares. Upon vesting of restricted stock, the shares of vested stock will be transferred in book-entry form to your E*TRADE account.

•	Termination of Employment. If you cease to be an employee of NHTC or any of our subsidiaries at any time prior to the vesting of your restricted stock rights, all unvested restricted stock rights at the time of termination of employment will be forfeited.

•	Transfer Restrictions. Until they have vested, your restricted stock rights may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

•	Voting and Dividend Rights. If you are granted shares of restricted stock, you will have the right to vote and to receive any dividends we may pay with respect to such shares.

•	Adjustments Upon Certain Events. Subject to any required action by our stockholders, in the event of any change in our common stock effected without receipt of consideration by NHTC, whether through recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in our capital structure, or in the event of payment of a dividend or distribution to our stockholders in a form other than shares of our common stock (excepting normal cash dividends) that has a material effect on the fair market value of shares of common stock, appropriate adjustments will be made in the number and kind of shares subject to restricted stock rights awards, as determined by the Compensation Committee of our Board of Directors in its discretion.

•	Effect of a Change in Control of NHTC. In the event of a change in control of NHTC (as defined in the 2007 Plan), all outstanding shares of restricted stock will become fully vested.

•	Amendment or Termination of the 2007 Plan. The Compensation Committee of our Board of Directors has the authority to amend, suspend or terminate the 2007 Plan at any time, provided that no such amendment, suspension or termination may materially and adversely affect any then outstanding restricted stock rights or other awards under the 2007 Plan without the consent of the participant.

•	Registration of Shares. The shares of NHTC common stock underlying the restricted stock rights issuable in connection with the exchange have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an “affiliate” of NHTC, and subject to insider trading laws, you will generally be able to sell the vested shares you receive pursuant to your restricted stock rights free of any transfer restrictions under applicable United States securities laws.

•	Tax Consequences. If you are a U.S. employee, you should refer to Section 14 for a discussion of the material U.S. federal income tax consequences of the acquisition, holding and vesting of shares of restricted stock under this offer. There may also be income tax and social insurance consequences for employees in certain non-U.S. countries related to the acceptance, holding and vesting of restricted stock rights under this offer. We strongly urge you to consult with your tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.
Section 10. Information Concerning Natural Health Trends Corp.
     General. NHTC is incorporated in the State of Delaware. Our principal executive offices are located at 2050 Diplomat Drive, Dallas, Texas 75234, USA, and our telephone number at that address is 1+ (972) 241-4080.
     We are an international direct-selling and e-commerce organization headquartered in Dallas, Texas. The Company was originally incorporated as a Florida corporation in 1988. We merged into one of our subsidiaries and re-incorporated in the State of Delaware effective June 29, 2005. Subsidiaries controlled by us sell personal care, wellness, and “quality of life” products under the “NHT Global” brand to an independent distributor network that either uses the products themselves or resells them to consumers. Prior to June 1, 2006, the Company marketed its “NHT Global” branded products under the name “Lexxus International.”
     Our majority-owned subsidiaries have an active physical presence in the following markets: North America, which consists of the United States and Canada; Greater China, which consists of Hong Kong, Macau, Taiwan and China; Southeast Asia, which consists of Singapore, the Philippines and Indonesia; Australia and New Zealand; South Korea; Japan; Latin America, which primarily consists of Mexico; and Slovenia.
     We seek to be a leader in the direct selling industry delivering our products into as many venues and into as many markets as possible through our direct selling marketing operations. Our objectives are to enrich the lives of the users of our products and enable our distributors to benefit financially from the sale of our products.
     The Company’s corporate filings can be viewed on its website located at www.naturalhealthtrendscorp.com. The information provided on our website should not be considered part of this report.
     The Company’s common stock is traded on the Nasdaq Global Market under the ticker symbol “BHIP.”
     Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no specific plans or proposals that relate to or would result in:
•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	our common shares being delisted from the Nasdaq Global Market;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

•	the acquisition or disposition of more than 10% of shares of our common stock (or securities convertible into or exercisable for such number of shares of our common stock) by any person; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.
     We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of our offer.
     Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in Item 8 of Natural Health Trend Corp.’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, and Item 1 of Natural Health Trend Corp.’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2007, which are incorporated herein by reference. See Section 18.
     The following data has been derived from our audited consolidated financial statements and should be read in conjunction with those statements. Historical results are not necessarily indicative of future results.

						Three Months
	Year Ended December 31,					Ended March 31,
	2002	2003	2004	2005[2]	2006	2006	2007
			(In Thousands, Except Per Share Data)
Consolidated Statement of Operations Data:
Net sales	$36,968	$62,576	$133,225	$194,472	$133,428	$39,474	$21,515
Gross profit	29,216	48,900	103,904	150,359	100,362	31,232	15,818
Distributor commissions	16,834	27,555	68,579	101,021	68,265	20,685	10,424
Selling, general and administrative expenses	10,710	15,770	33,102	49,000	45,735	11,555	10,410
Provision for (recovery of) KGC receivable	—	—	—	2,759	(1,405)	—	—
Income (loss) from operations	238	5,575	2,223	(2,421)	(12,233)	(1,008)	(5,016)
Net income (loss)	2,139	4,728	1,241	(4,869)	(11,460)	(1,134)	(5,038)
Diluted income (loss) per share[1]:	$(0.11)	$0.83	$0.18	$(0.70)	$(1.42)	$(0.15)	$(0.61)
Diluted weighted-average number of shares outstanding[1]:	3,118	5,688	6,822	6,934	8,079	7,711	8,200
Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$3,864	$11,133	$22,234	$18,470	$11,936	$21,550	$8,535
Working capital	(1,187)	2,389	16,453	10,596	1,038	9,745	(3,268)
Total assets	10,319	20,340	62,105	63,948	48,585	64,224	41,713
Total debt	684	199	818	109	—	89	—
Total stockholders’ equity (deficit)	(398)	4,824	37,029	37,169	26,975	36,368	21,995

[1]	All share and earnings per share data gives effect to a 1-for-100 reverse stock split, which took effect in March 2003.

[2]	The Company sold its 51% equity interest in KGC Networks Pte Ltd. effective December 31, 2005.
     NHTC’s book value per share as of March 31, 2007 was $2.68. Book value per share is the value of our total stockholders’ equity divided by the number of our issued and outstanding common shares, net of shares held in treasury, which at March 31, 2007 amounted to 8,199,933 shares.
     For information regarding the accounting consequences of our offer, see Section 12.
Section 11. Interests of Officers; Transactions and Arrangements Concerning the Options.
     A list of our executive officers who are eligible to participate in this offer is attached to this offer to exchange as Appendix B, which is incorporated by reference herein. For information with respect to the beneficial ownership of our common stock by those executive officers who were beneficial owners of our common stock as of April 27, 2007, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2007, which is incorporated by reference into our Form 10-K.
     Other than as described below and other than transactions in our securities in the ordinary course under our stock incentive plans with persons who are neither executive officers nor directors of NHTC, neither NHTC or its subsidiaries nor, to the best of our knowledge, our executive officers, directors or affiliates have effected transactions in options to purchase NHTC common stock, in shares of NHTC common stock, or in other securities convertible into or exercisable for shares of NHTC common stock during the 60 days prior to May 25, 2007.

•	Following approval by the Compensation Committee, on April 21, 2007 the Company granted 609,940 shares of restricted stock under the Company’s 2007 Equity Incentive Plan to the Company’s directors, executive officers and other key employees. Of these shares of restricted stock, 97,500 shares were granted to directors and vested immediately, and 512,440 shares were granted to executive officers and other key employees and vest quarterly on a pro rata basis over a three-year period. The following numbers of shares of restricted stock were granted to the Company’s executive officers: Mr. Chris Sharng, 111,900 shares; Mr. Timothy S. Davidson, 25,000 shares; Mr. Gary Wallace, 25,000 shares; Mr. John Cavanaugh, 99,400 shares; and Mr. Curtis Broome, 84,400 shares.

•	On May 4, 2007, we entered into Stock and Warrant Purchase Agreements with a number of investors under which we sold: (i) 1,759,307 shares (the “Shares”) of our Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at a purchase price of $1.70 per share, and (ii) warrants (the “Warrants”) representing the right to purchase 1,759,307 shares of our common stock at a purchase price of $0.00001 per underlying share. The gross proceeds from the sale of the Shares and the Warrants were approximately $3.0 million. The Preferred Stock is initially convertible into an equivalent number of shares of common stock, and the Warrants are exercisable at any time during the period beginning November 4, 2007 (six months after their issuance) and ending May 4, 2013 (six years after their issuance) at an exercise price for the Warrants that varies from $3.80 to $5.00 per share of common stock, depending on the time of exercise. In addition, we granted to a placement agent who provided certain services a warrant covering 300,000 shares of common stock on substantially the same terms as those set forth in the Warrants.
     Please see the discussion at Section 1 (Eligibility) of Part III of this offer to exchange for an explanation of the Company’s plans to permit members of its Board of Directors to exchange certain of their options for shares of restricted stock.
     Except as described in this offer to exchange and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers), directors and consultants under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this offer to exchange with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
Section 12. Status of Options Accepted by NHTC in the Offer; Accounting Consequences of the Offer.
     Options that we acquire through the offer will be canceled and will not be made available for the future grant of equity-based awards.
     In connection with the issuance of restricted stock rights in exchange for tendered options that we accept for cancellation, we may be required to recognize incremental compensation cost for the excess of the value of the restricted stock rights over the value of the tendered options on the cancellation date. Such incremental compensation cost will be recognized over the vesting period as the restricted stock rights vest. Because of the exchange ratio (See Section 2 of Part III), we believe the incremental compensation cost, if any, will be minimal.
Section 13. Legal Matters; Regulatory Approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer to exchange, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options or restricted stock rights as described in this offer to exchange. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock rights is subject to the conditions described in Section 7.
Section 14. Material U.S. Federal Income Tax Consequences.
     The following is a general summary of the material U.S. federal income tax consequences of the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of option holders.
     If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult your tax advisor to discuss the consequences to you of participating in the offer.
     You are urged to consult your tax advisor with respect to the federal, state and local consequences of participating in the offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.
     Option Exchange and Grant of Restricted Stock. We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options. We do not believe that there will be any immediate U.S. federal income tax consequences of receiving a restricted stock award in exchange for your eligible options if you are subject to U.S. income taxation, unless you elect to file an election under Section 83(b) of the Internal Revenue Code, as described below.
     Vesting of Restricted Stock. When shares of restricted stock granted to you vest, you will generally recognize ordinary income equal to the fair market value of the shares that become vested. We will determine the fair market value of the shares based on the closing price of our common stock as reported on the Nasdaq Global Market on the applicable vesting date, or if not reported on such date, on the last day such closing price was reported. Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by you with respect to your vested restricted stock.
     Election under Section 83(b). You may elect to be taxed at the time that shares of restricted stock are granted to you as if the shares were not subject to vesting conditions by filing an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code no later than 30 days after the date of grant of the shares. If you properly file a Section 83(b) election, you will generally recognize ordinary income equal to the fair market value of all of the shares determined on the date of grant.
     Subsequent Sale of Shares. Your tax basis in the shares granted to you will be equal to the fair market value on the date of vesting (that is, equal to the amount of ordinary income you recognize), and the capital gain holding period will commence upon the day following the date on which the shares vested. However, if you filed a Section 83(b) election, your tax basis will be equal to the fair market value of the shares on the date they were granted to you, and the capital gain holding period will commence on the date of grant. Your subsequent disposition of the stock will ordinarily result in a capital gain or loss in an amount equal to the difference between the amount you realize on the disposition and your tax basis in the shares that are disposed of. If you dispose of shares of common stock after you have held the shares for more than one year, such capital gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by individuals are subject to a more favorable rate of tax (currently, a maximum rate of 15%) than ordinary income. There are limitations imposed on the ability of individuals to deduct capital losses against their ordinary income.

     Tax Withholding. At the time you recognize ordinary income, we will have an income and employment tax (e.g., FICA) withholding obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income resulting from the vesting of your restricted stock (or acquisition of the shares if you file a Section 83(b) election) will be reflected on your year-end Form W-2 reported to the Internal Revenue Service. The income tax withholding may be insufficient to cover your final income tax liability with respect to the shares issued to you. You should consult with your tax advisor to determine whether you should make estimated tax payments for the year in which you recognize ordinary income under your restricted stock award.
     As a condition to our delivering shares of common stock to you, you must make arrangements with us to satisfy these tax withholding obligations. We are offering you two alternatives (unless you file a Section 83(b) election) to satisfy your income and employment tax obligations. The alternatives are as follows:
•	You may elect to sell a portion of the vested shares on each quarterly vesting date in an amount at least sufficient to provide for the required minimum income and employment withholding taxes. If you make this election, E*TRADE will automatically sell on the vesting date (or on the next business day if the vesting date is not a day on which the markets are open for trading) the required number of shares and withhold from the sale proceeds, net of sale commissions and fees, the required minimum income and employment withholding taxes and remit them directly to us.

•	You may elect to pay us, on or before the third business day following each quarterly vesting date (unless we notify prior to the vesting date in question that you must deliver your check on an earlier date), the required minimum income and employment withholding taxes by delivering a personal check to us. You will be prevented from transferring or selling the vested shares in your E*TRADE account until we have received your check. However, if you have elected to pay withholding taxes by check but fail to deliver your check in the correct amount on or before the required date, we will be authorized to instruct E*TRADE to sell on your behalf a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation.
     You will be required to make a separate election for each restricted stock award you receive in the exchange program at the time you receive your restricted stock agreement. This election will be made by submitting to us a Tax Payment Election Form, a form of which are providing to you and which we filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this document is also an exhibit) that we filed with the Securities and Exchange Commission. Your election will apply on each vesting date throughout the vesting period of the award. However, if you elect to sell shares in accordance with the first alternative described above, you will be required to establish a written trading plan that complies with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934 and our securities trading policies (unless, prior to the sale, we have in our sole discretion consented to the sale without such a plan). A written trading plan is an agreement between you and E*TRADE that directs E*TRADE to sell on each quarterly vesting date (or the next business day thereafter) a specified number of shares which have vested under your restricted stock award. The number of shares specified for sale must be at least that number sufficient to provide for the required minimum income and employment withholding tax obligation arising on the vesting date. You must establish your trading plan at a time when our trading window is open and you are not otherwise in possession of material nonpublic information about NHTC or its securities. Once established, your trading plan will remain in effect until all of the tax withholding obligations in connection with your restricted stock award have been satisfied. Trading plans may not be modified or terminated except in compliance with our securities trading policies. If you elect to sell vested shares to satisfy your tax withholding obligations, you will not be permitted to change this election in order to pay the required withholding taxes by personal check. However, if, as a result of a suspension of your trading plan in compliance with our securities trading policies, shares may not be sold under the trading plan on a vesting date (or the next business day thereafter), we will withhold, in the manner described below, shares that would otherwise be released to you on the vesting date and will withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date an amount sufficient to satisfy any unsatisfied portion of your tax withholding obligation unless you pay such amount to us by personal check.

     If you choose to file a Section 83(b) election with respect to a restricted stock award, you will be required to so certify in your Tax Payment Election Form for that award. In addition, you are required by IRS regulations to submit to NHTC a copy of your Section 83(b) election filed with the IRS. At the time you file your Section 83(b) election, you will also be required to make a one-time cash payment to NHTC to cover the income and employment withholding tax due based on the fair market value on the grant date of all of the shares subject to the restricted stock award.
     In addition to the methods described above, and notwithstanding any election you may have made, we may, at our discretion, permit or require satisfaction of the tax withholding requirements by withholding from the number of shares of our common stock vesting under your restricted stock award a number of shares (rounded down to the nearest whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you.
     Regardless of which tax withholding alternative is used, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.
     If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and employment withholding tax obligation, you will authorize us to instruct E*TRADE to sell on your behalf a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation, and we will deduct the entire amount of any remaining tax obligation from your final paycheck.
Section 15. Considerations Specific to Eligible Employees Outside of the United States.
     If you are eligible to participate in this offer to exchange and are employed outside of the United States, you are subject to the terms of the offer as described in this offer to exchange. If you are an employee who is a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction and you participate in this offer to exchange, you may be liable for tax and social insurance contributions on the restricted stock awards. Subject to any modification required to comply with local law, we expect to satisfy our tax withholding obligations with respect to our international employees by using the procedures described under “Tax Withholding” in Section 14 above. In addition, you may have exchange control reporting obligations.
     Tax consequences change frequently and occasionally on a retroactive basis. We therefore strongly recommend you consult with your personal tax advisor in your country about the effect on your personal tax situation if you choose to participate in the offer.
     If you are eligible for this offer to exchange and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance contribution consequences which may apply to you. Again, you should consult your tax advisor to discuss these consequences.
     Before accepting this offer to exchange, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of participating in this offer to exchange.
Section 16. Extension of Offer; Termination; Amendment.
     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 (“Conditions of the Offer”) of Part III of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the offer to terminate or amend the offer and postpone our acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 7 of this document by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the offer to exchange.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend this offer to exchange in any respect.
     Amendments to this offer to exchange may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9:00 a.m., U.S. Central Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of this offer to exchange will be disseminated promptly in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.
     If we materially change the terms of this offer to exchange or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):
•	we increase or decrease the per share exchange value of the options (i.e., increase or decrease what we will give you in exchange for your options);

•	we change the type of options eligible to be tendered for exchange in the offer; or

•	we increase the number of options eligible to be tendered for exchange in the offer such that the common shares underlying the increased options exceed 10% of the common shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.
     A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Central Time.
Section 17. Fees and Expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange options under this offer to exchange.
Section 18. Additional Information.
     With respect to this offer to exchange, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange, the Letter of Transmittal, the Notice of Withdrawal, the Tax Payment Election Form and the Individual Statement of Options, the 2007 Plan and the Form of Restricted Stock Agreement, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your options. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file reports, proxy statements and other information with the Securities and Exchange

Commission (the “Commission”) relating to our business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:
•	Natural Health Trends Corp. Annual Report on Form 10-K for its fiscal year ended December 31, 2006, filed with the Commission on March 28, 2007, which is incorporated herein by reference;

•	Natural Health Trends Corp. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2007, filed with the Commission on May 11, 2007, which is incorporated herein by reference;

•	Natural Health Trends Corp. Current Reports on Form 8-K filed with the Commission on January 9, 2007, February 26, 2007, March 6, 2007, March 19, 2007, March 28, 2007, April 17, 2007, April 26, 2007, May 9, 2007, May 11, 2007, and May 16, 2007, which are incorporated herein by reference;

•	Natural Health Trends Corp. Definitive Proxy Statement filed with the Commission on April 30, 2007, relating to our 2007 annual stockholders meeting, which is incorporated herein by reference;

•	the description of our common stock contained in the Natural Health Trends Corp. Registration Statement on Form 8-A filed with the Commission on June 20, 1995, which is incorporated herein by reference; and
any amendment or report filed for the purpose of updating such descriptions may be examined, and copies may be obtained, at the Securities and Exchange Commission’s public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-732-0330. Our filings are also available to the public on the Securities and Exchange Commission’s Internet site at http://www.sec.gov and our website at http://www.naturalhealthtrendscorp.com.
     Our common stock is quoted on the Nasdaq Global Market under the symbol “BHIP,” and our filings with the Commission can also be read at the offices of The Nasdaq Stock Market.
     We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may request by writing to Gary C. Wallace, Natural Health Trends Corp., 2050 Diplomat Drive, Dallas, Texas 75234, USA, or telephoning at 1+ (972) 241-4080 between the hours of 9:00 a.m. and 5:00 p.m., Central Time.
     As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.
     The information contained in this offer to exchange about the Company should be read together with the information contained in the documents to which we have referred you.
Section 19. Forward-Looking Statements.
     Our reports filed with the Securities and Exchange Commission referred to above include forward-looking statements which reflect the Company’s views as of the time of the filing of the respective reports with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, the following:
•	We may continue to experience substantial negative cash flows, which may have a significant adverse effect on our business and could threaten our solvency.

•	If we continue to experience negative cash flows, we may need to seek debt or equity financing, which may not be available on acceptable terms or at all. If available, it could have a dilutive effect on the holdings of existing stockholders.

•	We face risks related to a Securities and Exchange Commission investigation and securities litigation that could have a material adverse effect on our relationships with our distributors, business, financial condition and results of operations. We may face additional litigation in the future that could also harm our business.

•	We could be adversely affected by additional audit committee investigations or management changes or an inability to attract and retain key management and consultants.

•	Continued adverse news about the Company could have a material adverse effect on our ability to attract and maintain distributors.

•	Loss of key personnel could adversely affect our business.

•	As a network marketing company, we rely on an independent sales force and we do not have direct control over the marketing of our products.

•	Since we cannot exert the same level of influence or control over our independent distributors as we could were they our own employees, our distributors could fail to comply with our distributor policies and procedures, which could result in claims against us that could harm our financial condition and operating results.

•	We may be unable to protect or use our intellectual property rights.

•	Claims may arise against the Company from unknown oral agreements and misconduct of former officers and directors.

•	Adverse publicity associated with our products, ingredients or network marketing program, or those of similar companies, could harm our financial condition and operating results.

•	Our failure to maintain and expand our distributor relationships could adversely affect our business.

•	If the number or productivity of independent distributors does not increase, our revenue could not increase.

•	Because our Hong Kong operations account for a majority of our business, any adverse changes in our business operations in Hong Kong would materially harm our business.

•	Our business in Hong Kong, which represented 67% of our revenue in 2006, may be harmed by the results of increased government scrutiny of our current and proposed operations in China.

•	We could be required to modify our compensation plan in China in a way that could make it less attractive to members, and this could have a significant adverse affect on our revenue.

•	The Company’s e-commerce business in Hong Kong, which represents a significant portion of the Company’s total revenue, could be adversely affected by the activities of the members in China, if members in China engage in activities that are deemed to violate China’s anti-multilevel marketing laws.

•	If we fail to obtain a direct selling license in China, our future business could be harmed.

•	Failure to properly pay business taxes, including those in China, could have a material adverse effect.

•	As we continue to expand into foreign markets, our business becomes increasingly subject to political and economic risks. Changes in these markets could adversely affect our business.

•	An increase in the amount of compensation paid to distributors would reduce our profitability.

•	We have limited product liability insurance and product liability claims could hurt our business.

•	Our internal controls and accounting methods require further modification.

•	Non-compliance with Section 404 of the Sarbanes-Oxley Act of 2002 could materially adversely affect us.

•	We rely on and are subject to risks associated with our reliance upon information technology systems.

•	Regulatory matters governing our industry could have a significant negative effect on our business.

•	Currency exchange rate fluctuations could lower our revenue and net income.

•	Failure of new products to gain distributor and market acceptance could harm our business.

•	System failures could harm our business.

•	We have a limited product line.

•	We do not manufacture our own products, so we must rely on independent third parties for the manufacturing and supply of our products.

•	The high level of competition in our industry could adversely affect our business.

•	Terrorist attacks, acts of war, epidemics or other communicable diseases or any other natural disasters may seriously harm our business.
     When considering forward-looking statements, you should keep in mind the foregoing risk factors and other cautionary statements in such filings. Should one or more of the risks and uncertainties described above or elsewhere in these filings occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement herein, except as otherwise required by applicable federal securities laws.
     All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

May 25, 2007	Natural Health Trends Corp.

APPENDIX A
SCHEDULE OF EXCHANGE RATIOS

					New Awards
Optionee	Grant	Exercise	Number	Exchange	Issued Upon
Name	Date	Price	Outstanding	Ratio	Exchange
Broome, Curtis	10/31/05	$10.01	12,500	2:1	6,250
Broome, Curtis	11/25/05	$10.50	25,000	2:1	12,500
Cavanaugh, John	03/31/04	$18.11	253,580	3:1	84,527
Cavanaugh, John	11/25/05	$10.50	7,500	2:1	3,750
Da Silva, Jock	10/31/05	$10.01	2,000	2:1	1,000
Davidson, Timothy	10/31/05	$10.01	7,500	2:1	3,750
Landry, Jason	03/31/04	$18.11	56,420	3:1	18,807
Landry, Jason	11/25/05	$10.50	7,500	2:1	3,750
Liu, David	11/25/05	$10.50	2,000	2:1	1,000
Rogers, Paul	10/31/05	$10.01	5,000	2:1	2,500
Rogers, Paul	11/25/05	$10.50	15,000	2:1	7,500
Sharng, Chris	06/24/04	$11.40	34,124	2:1	17,062
Sharng, Chris	10/31/05	$10.01	15,000	2:1	7,500
Sharng, Chris	11/25/05	$10.50	12,500	2:1	6,250
Smith, Susan	10/31/05	$10.01	2,000	2:1	1,000
Wallace, Gary	02/23/06	$9.39	12,000	2:1	6,000
Ward, Michael	10/31/05	$10.01	2,000	2:1	1,000
Wong, William	10/31/05	$10.01	5,000	2:1	2,500
Wood, Doral	10/31/05	$10.01	7,500	2:1	3,750
Wood, Doral	11/25/05	$10.50	15,000	2:1	7,500

Totals:			499,124		197,896

APPENDIX B
INFORMATION ABOUT THE EXECUTIVE OFFICERS
OF
NATURAL HEALTH TRENDS CORP.
     The executive officers of NATURAL HEALTH TRENDS CORP., their positions and offices as of May 25, 2007 are set forth in the following table:

Name	Positions and Offices Held
Chris Sharng	President

Timothy S. Davidson	Chief Financial Officer and Senior Vice President

Gary C. Wallace	General Counsel, Chief Ethics and Compliance Officer and Secretary

John Cavanaugh	President of MarketVision

Curtis Broome	Worldwide President of NHT Global
     The address of each executive officer is c/o NATURAL HEALTH TRENDS CORP., 2050 Diplomat Drive, Dallas, Texas 75234, USA. The telephone number for each executive officer is +1 (972) 241-4080.